Exhibit 10.17

EXECUTION VERSION

INVESTMENT AGREEMENT

dated as of November 7, 2018

by and among

AGILON HEALTH TOPCO, INC.

as the Company

and

EACH ENTITY LISTED ON EXHIBIT A HERETO

as a Purchaser

TABLE OF CONTENTS

		Page

	ARTICLE I

	DEFINITIONS

1.1	Definitions	1

	ARTICLE II

	SALE AND ISSUANCE OF SHARES

2.1	Sale and Issuance of Shares	7

2.2	Closing	7

	ARTICLE III

	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1	Organization, Authority; Binding Agreement	8

3.2	Capitalization	8

3.3	No Conflicts	9

3.4	Litigation	9

3.5	Financial Statements	9

3.6	Brokers and Finders	10

3.7	Stockholders’ Agreement Amendment	10

3.8	No Other Representations and Warranties	10

	ARTICLE IV

	REPRESENTATIONS AND WARRANTIES OF PURCHASERS

4.1	Organization; Authority; Binding Agreement	10

4.2	No Conflicts	11

4.3	No Additional Representations; Inspection	11

4.4	Evaluation and Ability to Bear Risks	12

4.5	Purchase for Investment	12

4.6	Litigation	12

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4.7	Brokers and Finders	12

	ARTICLE V

	PUT OPTIONS AND TRANSFER

5.1	Grant of Liquidity Event Put Option	13

5.2	Grant of Co-Sale Event Put Option	13

53	Procedures	13

5.4	Consummation of Sale	14

5.5	Cooperation	14

5.6	Closing	14

5.7	Inter-Fund Transfer	14

	ARTICLE VI

	POST-CLOSING COVENANTS

6.1	Information Rights	14

6.2	Public Listing Undertaking	15

	ARTICLE VII

	MISCELLANEOUS

7.1	Nonsurvival of Representations; Warranties and Covenants	15

7.2	Expenses	15

7.3	Specific Performance	15

7.4	Notices	16

7.5	No Assignment; Binding Effect	16

7.6	Entire Agreement	17

7.7	Confidentiality	17

7.8	Transfer Taxes	17

7.9	Amendments, Supplements, Etc	18

7.10	Headings and Captions	18

7.11	Counterparts	18

7.12	Governing Law; Jurisdiction; Venue	18

7.13	Further Assurances	19

ii

7.14	Third-Party Beneficiaries	19

7.15	Severability	19

EXHIBIT A: LIST OF PURCHASERS

EXHIBIT B: INFORMATION OF PURCHASERS

EXHIBIT C: CUSTODIANS OF PURCHASERS

iii

INVESTMENT AGREEMENT

This Investment Agreement, dated as of November 7, 2018 (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), is by and among Agilon Health Topco, Inc., a Delaware corporation (the “Company”), and each entity listed on Exhibit A attached hereto, as amended from time to time, severally and not jointly (each, a “Purchaser”), acting by and through one of Morgan Stanley Investment Management Inc. or Morgan Stanley Investment Management Ltd., as agent and investment adviser to Purchasers (each, an “Agent”). The Company and each Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Company proposes to issue and sell to each Purchaser, and each Purchaser proposes to acquire, shares of common stock, par value $0.01 per share of the Company (“Common Stock”); and

WHEREAS, simultaneously with this Agreement, (i) the Company and each Purchaser have entered into the Adoption Agreement (as defined below) and the Registration Rights Agreement (as defined below) and (ii) the Company and CD&R Vector Holdings, L.P., a Cayman Islands exempted limited partnership (the “Major Holder”), have entered into the Stockholders’ Agreement Amendment (as defined below).

NOW, THEREFORE, in consideration of the foregoing, and the agreements, covenants, representations, warranties and indemnities contained in this Agreement, each Purchaser and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

“1933 Act” has the meaning as defined in Section 4.4.

“Actions or Proceedings” means any action, suit, proceeding or arbitration.

“Adoption Agreement” means the Adoption Agreement, dated as of the date hereof, by and among the Company and each Purchaser, pursuant to which each Purchaser will become party to the Stockholders’ Agreement, as amended by the Stockholders’ Agreement Amendment.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Anchor Markets” means markets determined by the Company to be material to the business of the Company and its Subsidiaries.

“Agent” has the meaning as defined in the preamble.

“Agreement” has the meaning as defined in the preamble.

“Approvals” means, with respect to the Purchased Shares, all Consents with respect to the transactions contemplated by this Agreement.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York, are authorized or obligated by applicable law or executive order to be closed.

“Capital Stock” means: (i) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation; (ii) any ownership interests in a Person other than a corporation, including membership interests, partnership interests, joint venture interests and beneficial interests and (iii) any warrants, options, convertible or exchangeable securities, subscriptions, rights (including any preemptive or similar rights), calls or other rights to purchase or acquire any of the foregoing.

“Closing” has the meaning as defined in Section 2.2.

“Closing Date” has the meaning as defined in Section 2.2.

“Co-Sale Event” means the consummation of a Company Equity Financing in which the price per share at which Common Stock is issued implies that, if the Purchased Shares that any Purchaser holds at such time were valued at the same price per share, the value of such Purchased Shares would equal or exceed 2.5% of the value of the total assets held by such Purchaser (valued based on the determination of MSIM Inc., in its discretion in accordance with its valuation methodologies and procedures).

“Co-Sale Event Put Right” has the meaning as defined in Section 5.2.

“Co-Sale Event Put Shares” means, with respect to any Purchaser that is subject to a Co-Sale Event, (a) the total Purchased Shares held by such Purchaser less (b) the Purchased Shares representing 1.0% of the asset value of such Purchaser (valued based on the determination of MSIM Inc., in its discretion in accordance with its valuation methodologies and procedures).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning as defined in the preamble.

“Company” has the meaning as defined in the preamble.

“Company Debt” means, with respect to the Company or any of its Subsidiaries and without duplication, any Liabilities (i) with respect to indebtedness for borrowed money, whether current, short-term or long-term and whether secured or unsecured, (ii) in respect of leases or other arrangements conveying the right to use that are required to be classified as capital lease obligations in accordance with GAAP, (iii) with respect to notes, bonds, debentures or other securities or other instruments, (iv) for the deferred purchase price of property or other assets, including any such amounts that may become payable under any Contract executed and delivered prior to the date hereof but where the transactions contemplated by such Contract have not been consummated prior to the date hereof, but excluding any earn-out or similar payments which are not yet due and payable, (v) with respect to interest rate or currency swaps, collars, caps and similar hedging obligations, (vi) in respect of conditional sale or other title retention agreements with respect to property acquired, (vii) with respect to letters of credit, bankers acceptances or similar credit transactions (other than any undrawn amount in respect of such letters of credit or similar credit transactions) or any bank overdrafts or similar charges, (viii) with respect to all accrued interest, premiums, penalties, redemption costs, breakage costs and other charges in respect of each of the foregoing in clauses (i) through (vii), and (ix) of the types referred to in clauses (i) through (viii) above of any Person that are either guaranteed (including under any “keep well” or similar arrangement) by, or secured (including under any letter of credit, banker’s acceptance or similar credit transaction) by any Lien upon any property or asset owned by, the Company or any of its Subsidiaries.

“Company Equity Financing” means an issuance by the Company of Common Stock in exchange for a cash equity investment in an aggregate amount of at least $100,000,000.00.

“Company Group” means the Company, its Subsidiaries and affiliated independent physician associations.

“Company Information” has the meaning as defined in Section 6.1(a).

“Company’s Knowledge” means the actual knowledge of any of Ronald Kuerbitz, Kenny Bellendir or Ted Halkias.

“Confidentiality Agreement” means the letter agreement, dated as of October 22, 2018, by and between Opco and MSIM Inc.

“Consent” means any consent, approval or authorization.

“Contract” means any legally binding: contract, indenture, note, bond, lease, license, instrument, agreement, mortgage, option, warranty, purchase order, insurance policy or benefit plan, or other commitment, whether written or oral.

“Financial Statements” has the meaning as defined in Section 3.5.

“Fiscal Quarter” means any period of three (3) consecutive months ending on March 31, June 30, September 30 or December 31 of any calendar year.

“Fiscal Year” means the period of twelve (12) consecutive months ending on December 31 of any calendar year.

“GAAP” means generally accepted accounting principles in the United States.

“Government Authority” means any U.S. federal, state or local or any supra-national or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.

“Holdings” means Agilon Health Holdings, Inc., a Delaware corporation and direct wholly-owned Subsidiary of the Company.

“Holdings Intermediate” means Agilon Health Intermediate Holdings, Inc., a Delaware corporation and direct wholly-owned Subsidiary of Holdings.

“IPO” has the meaning as defined in Section 6.2.

“Law” means any U.S. federal, state, local or non-U.S. statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law (including common law).

“Liability” or “Liabilities” means any liability, debt, guarantee, claim, demand, expense, commitment or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) of every kind and description, including all costs and expenses related thereto.

“Lien” means any lien, pledge, claim, security interest, encumbrance, charge, option, right of first refusal, proxy, voting trust or agreement, restriction or limitation of any kind, whether arising by agreement, operation of Law or otherwise.

“Liquidity Event” means the value of all of the illiquid securities that a Purchaser holds becoming equal to or greater than 7.5% of the value of the total assets held by such Purchaser, with the value of the Purchased Shares held by such Purchaser based on the determination of MSIM Inc., in its discretion in accordance with its valuation methodologies and procedures.

“Liquidity Event Put Right” has the meaning as defined in Section 5.1.

“Liquidity Event Put Shares” means, with respect to any Purchaser that is subject to a Liquidity Event, (a) the total Purchased Shares held by such Purchaser less (b) the Purchased Shares representing 4.0% of the asset value of such Purchaser (valued based on the determination of MSIM Inc., in its discretion in accordance with its valuation methodologies and procedures).

“Major Holder” has the meaning as defined in the recitals.

“Medicaid” means, collectively, the health care assistance program established by Title XIX of the Social Security Act and any statutes succeeding thereto, and all Laws, rules, regulations, manuals, orders or guidelines (whether or not having the force of Law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statutes succeeding thereto, and all Laws, rules, regulations, manuals, orders or guidelines (whether or not having the force of Law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare Advantage Plans” means, collectively, health plans offered under Part C of Medicare.

“MSIM Inc.” means Morgan Stanley Investment Management Inc.

“Opco” means agilon health, inc. (f/k/a CD&R Vector Parent, Inc.), a Delaware corporation and direct wholly-owned Subsidiary of Holdings Intermediate.

“Option” means any option to purchase shares of Common Stock issued pursuant to the Agilon Health Topco, Inc. Stock Incentive Plan.

“Order” means any order, writ, judgment, injunction, temporary restraining order, decree, stipulation, determination or award entered by or with any Government Authority.

“Organizational Documents” means (i) any certificate, articles or memorandum filed with any state, country or other jurisdiction which filing forms a Person and (ii) all agreements, documents or instruments governing the internal affairs of a Person, including such Person’s by-laws, codes of regulations, partnership or limited partnership agreements, limited liability company agreements and operating agreements.

“Parties” has the meaning as defined in the preamble.

“Permitted Liens” means (i) mechanics’, carriers’, workmen’s, repairmen’s or similar Liens arising or incurred in the ordinary course of business for amounts which are not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and its Subsidiaries and, in the case of Liens being contested, for which appropriate reserves have been established on the Financial Statements in accordance with GAAP; (ii) Liens for Taxes, assessments and any other governmental charges which are not yet due and payable or which are being contested in good faith by appropriate proceedings and, in the case of Liens being contested, for which appropriate reserves have been established on the Financial Statements in accordance with GAAP; (iii) all building codes, zoning ordinances and similar applicable Laws heretofore, now or hereafter enacted, made or issued by any Governmental Authority affecting the Real Property, or any portion thereof, which do not or would not, individually or in the aggregate, impair in any material respect the value, or the present use, occupancy or operation of the Real Property to which they relate; (iv) all easements, rights-of-way, servitudes, covenants, conditions, restrictions, reservations, licenses, agreements, imperfections of title and other similar matters which are of record and which do not, individually or in the aggregate, impair in any material respect the present use of the Real Property to which they relate; and (v) any other Liens arising pursuant to Company Debt.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Authority.

“Preferred Stock” has the meaning as defined in Section 3.2.

“Purchase Price” has the meaning as defined in Section 2.1.

“Purchased Shares” has the meaning as defined in Section 2.1.

“Purchaser” has the meaning as defined in the preamble.

“Purchaser Information” has the meaning as defined in Section 6.1(b).

“Put Event” shall mean a Co-Sale Event or a Liquidity Event.

“Put Exercise Notice” has the meaning as defined in Section 5.3(a).

“Put Purchase Price” means an amount equal to the number of Put Shares to be sold pursuant to the exercise of a Put Right multiplied by the product of (a) the price per share of Common Stock in the most recent Company Equity Financing, or in the event that a Company Equity Financing has not occurred after the date hereof, based on the price per Purchased Share pursuant to this Agreement, and (b) seventy percent (70)%.

“Put Right” has meaning as defined in Section 5.2.

“Put Right Closing” has the meaning as defined in Section 5.4.

“Put Right Closing Date” has the meaning as defined in Section 5.3(c).

“Put Shares” has the meaning as defined in Section 5.3(a).

“Real Property” means all real property and interests in real property owned or leased by the Company or any of its Subsidiaries.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, by and among the Company and Purchasers.

“Representative” means, with respect to any Person, any officer, director, principal, manager, member, attorney, accountant, agent, employee, consultant, financial advisor or other authorized representative of such Person.

“Share Register” has the meaning as defined in Section 2.2(a).

“Stockholders’ Agreement” means the Stockholders’ Agreement, dated as of April 27, 2017 and as amended from time to time, by and between the Company and COPC Practice Management, LLC.

“Stockholders’ Agreement Amendment” means the Amendment to the Stockholders’ Agreement, dated as of the date hereof, by and between the Company and the Major Holder.

“Subsidiaries” of any specified entity means any other entity of which such first Person owns (either directly or through one or more other Subsidiaries) at least a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such entity, and with respect to which entity such first Person is not otherwise prohibited contractually or by other legally binding authority from exercising control.

“Tax” means: any tax, charge, assessment, duty, levy, fee or similar governmental charge of any kind (including any interest, additions to tax, or civil or criminal penalties thereon).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement or other form required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means this Agreement, the Adoption Agreement, the Stockholders’ Agreement Amendment and the Registration Rights Agreement.

ARTICLE II

SALE AND ISSUANCE OF SHARES

2.1 Sale and Issuance of Shares. The Company hereby issues and sells to each Purchaser, and each Purchaser hereby purchases and acquires from the Company, such amount of shares of Common Stock set forth next to such Purchaser’s name in Exhibit A attached hereto (each a “Purchased Share” and collectively, the “Purchased Shares”), free of Liens (other than Liens imposed under applicable securities Law or the Stockholders’ Agreement), for an aggregate purchase price of $100,000,630.40 (the “Purchase Price”).

2.2 Closing. The closing of the sale and purchase of the Purchased Shares (the “Closing”) shall take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022, simultaneously with the execution and delivery of this Agreement. The date on which the Closing actually occurs is referred to hereinafter as the “Closing Date”. At the Closing:

(a) the Company shall deliver to each Purchaser’s custodian (as identified on Exhibit C attached hereto) (i) an electronic .pdf of the Company’s current share register indicating the Purchased Shares purchased by such Purchaser (the “Share Register”) and (ii) duly executed copies of the Stockholders’ Agreement Amendment, the Adoption Agreement and the Registration Rights Agreement; and

(b) Each Purchaser shall (i) cause its custodian (as identified on Exhibit C attached hereto) to pay to the Company, by wire transfer of immediately available funds to an account designated by the Company prior to the date hereof, an amount equal to such Purchaser’s portion of the Purchase Price and (ii) deliver to the Company a duly executed copy of the Adoption Agreement and the Registration Rights Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to each Purchaser as set forth below:

3.1 Organization, Authority; Binding Agreement.

(a) Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite power and authority to own and hold its assets and properties and to conduct its business as now owned, held, and conducted in its jurisdiction of organization and in the other jurisdictions in which it is required to register or qualify to do business. The Company has the requisite power and authority to enter into and to perform its obligations under this Agreement and the Transaction Documents to which it is a party. The execution, delivery and performance by the Company of this Agreement and the Transaction Documents to which it is a party have been duly authorized by all necessary action on the part of the Company.

(b) This Agreement has been, and each of the Transaction Documents to be executed and delivered by the Company will be, duly executed and delivered by the Company, and this Agreement is, and each of the Transaction Documents, when duly executed and delivered by all parties whose execution and delivery thereof is required, shall be, the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, receivership, moratorium, conservatorship, reorganization, or other Laws of general application affecting the rights of creditors generally or by general principles of equity.

3.2 Capitalization. The authorized share capital of the Company consists of 5,000,000 shares of Common Stock and no shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of the date hereof, there are (i) 2,456,751 shares of Common Stock issued and outstanding, (ii) no shares of Preferred Stock issued and outstanding, (iii) 20,000 shares of Common Stock issued and held in the treasury of the Company and (iv) 374,250 shares of Common Stock subject to outstanding Options with a weighted average exercise price of $188.55 per share. All of the issued and outstanding Capital Stock of the Company has been duly authorized and is validly issued, fully paid, nonassessable, free of Liens (other than Liens imposed under applicable securities Law), and has not been issued in violation of any preemptive or similar rights or any applicable Law. Except for the Capital Stock referred to in the first sentence of this Section 3.2, there is no Capital Stock of the Company issued, reserved for issuance or outstanding and no outstanding options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), equity appreciation rights, calls or commitments of any character whatsoever to which the Company is a party or is bound requiring the issuance or sale of any Capital Stock of the Company. The Company has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for or evidencing the right to subscribe for or acquire securities having the right to vote) with the stockholders of the Company on any matter. There are no Contracts to which the Company or any of its Subsidiaries is a party or by which any of them are bound to (x) repurchase, redeem or otherwise acquire any Capital Stock of the Company or (y) vote or dispose of any Capital Stock of the Company and no Person has any right of first offer, right of first refusal or preemptive right in connection with any future offer, sale or issuance of any Capital Stock of the Company. The Purchased Shares are duly authorized and validly issued, fully paid, nonassessable, free of Liens (other than Liens imposed under applicable securities Law) and have not been issued in violation of any preemptive or similar rights.

3.3 No Conflicts. Neither the execution and delivery of this Agreement or any Transaction Documents nor the consummation of the transactions contemplated hereby or thereby will (i) violate, breach, or be in conflict with any provisions of the Organizational Documents of the Company, (ii) result in the creation or imposition of any Lien upon any property, rights or assets of the Company, (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material Contract to which the Company is a party or by which the Company is bound or to which any of its properties or assets is subject, or (iv) violate any Law, Order of any Governmental Authority to which the Company is subject, or by which any of its properties or assets is bound.

3.4 Litigation. There are no Actions or Proceedings pending or, to the Company’s Knowledge, threatened against the Company, at Law or in equity, before or by any Governmental Authority, which call into question the validity of this Agreement or the Transaction Documents to which the Company is a party or which would reasonably be expected to prevent the consummation by the Company of the transactions contemplated by this Agreement or the Transaction Documents.

3.5 Financial Statements. The Company has provided to each Purchaser (a) the audited balance sheet of Opco and its Subsidiaries as of December 31, 2017, and the related audited statements of operations and cash flows provided by the Company and (b) the unaudited balance sheet of Opco and its Subsidiaries as of June 30, 2018 (collectively, the “Financial Statements”). To the Company’s Knowledge, the Financial Statements have been prepared from the books and records of Opco in accordance with GAAP applied on a consistent basis throughout the periods covered (except as indicated in the notes thereto). To the Company’s Knowledge, the Financial Statements fairly present in all material respects, in accordance with GAAP, the financial position, results of operations, and changes in the capital and cash flows of Opco as of the dates and for the periods indicated. Holdings and Holdings Intermediate do not conduct any business operations.

3.6 Brokers and Finders. No person, firm, corporation or entity acting for or on behalf of the Company is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from any of the Parties in connection with any of the transactions contemplated by this Agreement or the Transaction Documents.

3.7 Stockholders’ Agreement Amendment. The Stockholders’ Agreement Amendment does not materially and disproportionately adversely affect a Stockholder (as defined in the Stockholders’ Agreement) that is not a party to the Stockholders’ Agreement Amendment in a materially different manner than all of the other Stockholders.

3.8 No Other Representations and Warranties. Except for the representations and warranties expressly set forth in this ARTICLE III, neither the Company nor any other Person has made, makes or shall be deemed to make any other representation or warranty of any kind whatsoever, express or implied, written or oral, at Law or in equity by the Company itself or on behalf of the Company or any other the Company or on behalf of the Company or any of its Subsidiaries, including any representation or warranty regarding the Company, any Purchased Shares, or any assets or Liabilities of the Company or any of its Subsidiaries or Affiliates, or any other rights or Liabilities to be transferred pursuant to this Agreement or the Transaction Documents or any other matter, and the Company hereby disclaims all other representations and warranties of any kind whatsoever, express or implied, written or oral, at Law or in equity. The Company hereby disclaims all Liability and responsibility for all projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made, communicated or furnished (orally or in writing, including electronically) to any Purchaser, any of its Affiliates, or any of its or their respective Representatives, including omissions therefrom. Without limiting the foregoing, the Company does not make any representation or warranty of any kind whatsoever, express or implied, written or oral, at Law or in equity, to any Purchaser, any of its Affiliates, or any of its or their respective Representatives regarding the success, profitability or value of the Company or any of its Subsidiaries or any of their respective Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASERS

Each Purchaser hereby represents and warrants to the Company as set forth below:

4.1 Organization; Authority; Binding Agreement.

(a) Such Purchaser is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its organization and has the requisite power and authority to own and hold its properties and assets and to conduct its business as now owned, held, and conducted in its jurisdiction of organization and in the other jurisdictions in which it is required to register or qualify to do business. Such Purchaser has the requisite power and authority to enter into and to perform its obligations under this Agreement and the Transaction Documents to which it is a party. The execution, delivery and performance by such Purchaser of this Agreement and the Transaction Documents to which it is a party, have been duly authorized by all necessary action on the part of such Purchaser.

(b) This Agreement has been, and each of the Transaction Documents to be executed and delivered by such Purchaser will be, duly executed and delivered by such Purchaser, and this Agreement is, and each of the Transaction Documents, when duly executed and delivered by all parties whose execution and delivery thereof is required, shall be, the legal, valid, and binding obligations of such Purchaser, enforceable against such Purchaser in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, receivership, moratorium, conservatorship, reorganization, or other Laws of general application affecting the rights of creditors generally or by general principles of equity.

4.2 No Conflicts. Except as specifically provided for in the Transaction Documents, neither the execution and delivery of this Agreement or any Transaction Documents nor the consummation of the transactions contemplated hereby or thereby will (i) violate, breach, or be in conflict with any provisions of the Organizational Documents of such Purchaser, (ii) result in the creation or imposition of any Lien upon any property, rights or assets of such Purchaser, (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which such Purchaser is a party or by which such Purchaser is bound or to which any of their respective properties or assets is subject, or (iv) violate any Law, Order of any Government Authority to which such Purchaser is subject, or by which any of their respective properties or assets is bound.

4.3 No Additional Representations; Inspection.

(a) Notwithstanding anything contained in ARTICLE II or any other provision of this Agreement, such Purchaser acknowledges and agrees that none of the Company or any of its Affiliates is making or has made any representation or warranty whatsoever, express or implied, including any implied warranty of merchantability or suitability, as to the Company, its Subsidiaries or any assets of the Company or its Subsidiaries, other than the representations and warranties expressly set forth in ARTICLE II, and that the Common Stock is being sold “as is” and “where is”. In addition, such Purchaser acknowledges and agrees that any cost estimates, projections and predictions contained or referred to in the materials that have been provided or made available to such Purchaser by or on behalf of the Company are not and shall not be deemed to be representations or warranties of the Company or any of its Affiliates.

(b) Such Purchaser acknowledges and agrees that it (i) has made its own inquiry and investigations into and, based thereon, has formed an independent judgment concerning the Company and its Subsidiaries, (ii) has been provided with adequate access to such information, documents and other materials relating to the Company and its Subsidiaries as it has deemed necessary to enable it to form such independent judgment, (iii) has had such time as such Purchaser deems necessary and appropriate to fully and completely review and analyze such information, documents and other materials and (iv) has been provided an opportunity to ask questions of the Company with respect to such information, documents and other materials and has received satisfactory answers to such questions. Such Purchaser further acknowledges and agrees that none of the Company or any of its Affiliates has made any representations or warranties, express or implied, as to the accuracy or completeness of such information, documents and other materials other than the representations and warranties contained in this Agreement.

4.4 Evaluation and Ability to Bear Risks. Such Purchaser has such knowledge and experience in financial and business affairs that such Purchaser is capable of evaluating the merits and risks of purchasing, and other considerations relating to, the Purchased Shares to be purchased by such Purchaser pursuant to this Agreement, and such Purchaser has not relied in connection with such Purchaser’s purchase of the Purchased Shares upon any representations, warranties or agreements other than those set forth in this Agreement. Such Purchaser’s financial situation is such that such Purchaser can afford to bear the economic risk of holding the Purchased Shares it is acquiring for an indefinite period of time, and such Purchaser can afford to suffer the complete loss of the Purchased Shares. Such Purchaser is an “accredited investor” as such term is defined in rule 501 of Regulation D promulgated under the Securities Act of 1933 (the “1933 Act”).

4.5 Purchase for Investment. Such Purchaser is not acquiring the Purchased Shares it is acquiring with a view to or for sale in connection with any distribution of all or any part of such Purchased Shares. Such Purchaser will not, directly or indirectly, transfer, assign, sell or pledge all or any part of the Purchased Shares it is acquiring (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of all or any part of the Purchased Shares) except in accordance with (a) the registration provisions of the 1933 Act or an exemption from such registration provisions, (b) any applicable state or non-U.S. securities Laws and (c) the terms of the Stockholders’ Agreement and this Agreement. Such Purchaser understands that such Purchaser must bear the economic risk of such Purchaser’s investment in the Purchased Shares it is acquiring for an indefinite period of time because, among other reasons, the offering and sale of the Purchased Shares have not been registered under the 1933 Act and, therefore, the Purchased Shares cannot be sold other than through a privately negotiated transaction unless they are subsequently registered under the 1933 Act or an exemption from such registration is available. Such Purchaser also understands that transfers of the Purchased Shares are further restricted by the provisions of the Stockholders’ Agreement, and may be restricted by applicable state and non-U.S. securities Laws, and that no market exists or is expected to develop for the Purchased Shares;

4.6 Litigation. There are no Actions or Proceedings pending against such Purchaser, at Law or in equity, before or by any Governmental Authority, which, call into question the validity or which would reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement or any of the Transaction Documents.

4.7 Brokers and Finders. Such Purchaser has not incurred, and will not incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the Transaction Documents or any transaction contemplated hereby or thereby.

ARTICLE V

PUT OPTIONS AND TRANSFER

5.1 Grant of Liquidity Event Put Option. If a Liquidity Event occurs after the Closing, any applicable Purchaser shall have the right (the “Liquidity Event Put Right”), but not the obligation, to cause the Company to purchase such number of the Liquidity Event Put Shares elected by such Purchaser at the Put Purchase Price, subject to the terms and conditions set forth in Section 5.3.

5.2 Grant of Co-Sale Event Put Option. If a Co-Sale Event occurs after the Closing, any applicable Purchaser shall have the right (the “Co-Sale Event Put Right”, and together with the Liquidity Event Put Right, “Put Rights” and each a “Put Right”), but not the obligation, to cause the Company to purchase such number of the Co-Sale Event Put Shares elected by such Purchaser at the Put Purchase Price, subject to the terms and conditions set forth in Section 5.3.

5.3 Procedures.

(a) The Company shall inform each Purchaser in writing within five (5) Business Days of the occurrence of any Company Equity Financing.

(b) Any applicable Purchaser shall inform the Company in writing within five (5) Business Days of the occurrence of any Liquidity Event. In the event that a Purchaser fails to inform the Company of a Liquidity Event within such timeframe, such Purchaser shall surrender its right to exercise a Liquidity Event Put Right with respect to such Liquidity Event.

(c) If a Purchaser desires to sell any of the Purchased Shares pursuant to Section 5.1 or 5.2, the Purchaser shall within thirty (30) days of the occurrence of the relevant Put Event deliver to the Company (A) a written notice (the “Put Exercise Notice”) exercising such applicable Put Right and specifying the number of Purchased Shares to be sold (the “Put Shares”) by such Purchaser and (B) a certificate signed by a duly authorized officer of Agent, on behalf of such Purchaser, stating that (i) a Liquidity Event or Co-Sale Event, as the case may be, has occurred with respect to such Purchaser, (ii) such Purchaser has full right, title and interest in and to such Put Shares, (iii) such Purchaser has all the necessary power and authority and has taken all necessary action to sell such Put Shares as contemplated by this ARTICLE V and (iv) such Put Shares are free and clear of any and all Liens. Any applicable Purchaser may deliver multiple Put Exercise Notices to the Company so long as such Purchaser continues to hold any Purchased Shares; provided that a Purchaser shall only be permitted to deliver a Put Exercise Notice with respect to any Purchased Shares once per occurrence of any Put Event.

(d) Subject to Section 5.4 below, the closing of any sale of Put Shares pursuant to this ARTICLE V shall take place no later than thirty (30) days following receipt by the Company of the Put Exercise Notice; provided that until the Put Right Closing occurs, any applicable Purchaser shall have the right to cancel and rescind the exercise of its Put Right by providing written notice to the Company. The Company shall give any applicable Purchaser at least three (3) days’ prior written notice of the date of closing of the Put Shares (the “Put Right Closing Date”).

5.4 Consummation of Sale. The Company shall pay the Put Purchase Price for the Put Shares by wire transfer of immediately available funds to an account specified by Agent on the Put Right Closing Date (the “Put Right Closing”).

5.5 Cooperation. The Company and each relevant Purchaser shall take all actions as may be reasonably necessary to consummate the sale contemplated by this ARTICLE V, including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

5.6 Closing. At any Put Right Closing pursuant to this ARTICLE V, the applicable Purchaser shall deliver to the Company the Purchased Shares to be sold.

5.7 Inter-Fund Transfer. Any Purchaser or Agent, on behalf of such Purchaser, may transfer any Purchased Shares owned by such Purchaser to another fund or account managed, advised or sub-advised by Agent or an affiliated investment adviser registered pursuant to the requirements of the Investment Advisers Act of 1940, as amended, pursuant to a merger or reorganization of such Purchaser so long as the following requirements are met: (i) written notice is provided to the Company promptly after such merger or reorganization; (ii) a customary stock transfer agreement is provided promptly, and, in any event, within five (5) days of receipt of the notice provided in accordance with Section 7.4 hereof, in form reasonably satisfactory to the Company and containing no substantive new obligations or requirements of the transferee to which the transferor is not already subject, executed by the transferee and the transferor; and (iii) the transferee becomes a party to the Stockholders’ Agreement, as amended by Stockholders’ Agreement Amendment, in accordance with the terms therein.

ARTICLE VI

POST-CLOSING COVENANTS

6.1 Information Rights.

(a) From and after the Closing and for so long as any Purchaser owns any Purchased Shares, the Company shall furnish to such Purchaser the following information (collectively, “Company Information”):

(i) Quarterly Business Reports. Within fifty (50) days after the end of each Fiscal Quarter of each Fiscal Year beginning with the Fiscal Quarter ending December 31, 2018, a report containing the following information with respect to such Fiscal Quarter: (1) the number of physicians on the customer relations management platform of the Company Group as of the end of such Fiscal Quarter, (2) the Company Group’s revenue derived from Medicare Advantage Plans, (3) the Company Group’s revenue derived from Medicaid, (4) the Company Group’s total revenue and (5) the number of Anchor Markets in which the Company Group participated.

(ii) Quarterly Balance Sheet Reports. Within fifty (50) days after the end of each of the first three Fiscal Quarters of each Fiscal Year beginning with the Fiscal Quarter ending March 31, 2019, consolidated unaudited balance sheets of Opco and its Subsidiaries as of the end of such Fiscal Quarter.

(iii) Annual Balance Sheet Reports. Within one hundred (100) days after the end of each Fiscal Year beginning with the Fiscal Year ended December 31, 2018, the consolidated balance sheet of Opco and its Subsidiaries as of the end of such Fiscal Year.

(b) From and after the Closing and for so long as any Purchaser listed in Exhibit B owns any Purchased Shares, each such Purchaser shall furnish to the Company within ten (10) Business Days after the end of each calendar month beginning with the month ending November 30, 2018, the information of each such Purchaser set forth in Exhibit B attached hereto in substantially the same form (collectively, “Purchaser Information”).

6.2 Public Listing Undertaking. Following the Closing, the Company undertakes to pursue a public listing of the shares of Common Stock on the New York Stock Exchange or a similar exchange (an “IPO”) within twelve (12) months of the date hereof.

ARTICLE VII

MISCELLANEOUS

7.1 Nonsurvival of Representations, Warranties and Covenants. None of the representations or warranties or, if any, the covenants or other agreements to be performed in whole or in part prior to the Closing, contained in this Agreement, or in any instrument or certificate delivered at Closing, shall survive the Closing or termination of this Agreement, and the Company shall not have any liability after the Closing in respect thereof, except for covenants and agreements which contemplate performance after the Closing or termination of this Agreement or otherwise expressly by their terms survive the Closing or termination of this Agreement, each of which shall survive in accordance with its terms. The Confidentiality Agreement shall survive termination of this Agreement in accordance with its terms.

7.2 Expenses. Each Purchaser, on the one hand, and the Company, on the other hand, shall pay all of their own fees and expenses (including attorneys’ fees) incurred in connection with this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby.

7.3 Specific Performance. Purchasers, on the one hand, and the Company, on the other hand, hereby acknowledge and agree that money damages would not be a sufficient remedy for any breach of any provision of this Agreement by the other. In such event, each agrees that the other Party shall have the right, in addition to any other rights it may have (whether at Law or in equity), to seek specific performance and injunctive or other equitable relief as a remedy for any such breach of this Agreement. No failure or delay by any Party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

7.4 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given and received when delivered in person, when received by facsimile transmission or electronic mail, or one (1) day after duly sent by overnight courier, addressed as follows (or at such other address for a party as shall be specified by like notice):

(a) if to a Purchaser to:

Morgan Stanley Investment Management Inc.

522 Fifth Avenue

New York, New York 10036

Attention: Jason Yeung

Facsimile: [***]

Email:       [***]

with a copy to:

Morgan Stanley Investment Management Inc.

522 Fifth Avenue

New York, New York 10036

Attention: General Counsel

(b) if to the Company to:

Agilon Health Topco, Inc.

One World Trade Center, Suite 2050

Long Beach, CA 90831

Attention: Ronald Kuerbitz

with a copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10153

Attention: Kevin Rinker

       Christopher Anthony

Facsimile: (212) 909-6836

Email:       karinker@debevoise.com

        canthony@debevoise.com

7.5 No Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any Party without the prior written consent of the other Party, and any attempt to do so shall be void, except for assignments and transfers by operation of Law. This Agreement shall be binding upon, inure to the benefit of, and may be enforced by, each of the parties to this Agreement and its successors and permitted assigns.

7.6 Entire Agreement. This Agreement supersedes any other agreement, whether written or oral, that may have been made or entered into by the Parties hereto relating to the matters contemplated hereby and constitutes the entire agreement of the Parties with respect to the subject matter hereof. Nothing herein shall amend or supersede the provisions of the Confidentiality Agreement.

7.7 Confidentiality. Except (i) as required or expressly permitted by this Agreement, (ii) as may be necessary in order to give the notices to obtain any prior regulatory approval or the Approvals, (iii) as necessary to consult with attorneys, accountants, employees, or other advisors retained in connection with the transactions contemplated hereby, (iv) as required by court order or otherwise mandated by Law or by Contract to which the Company or any Purchaser is a party, (v) as requested or required by any Governmental Authority having regulatory or supervisory authority over any Party hereto (or any Affiliate of any Party hereto), or (vi) in connection with legally required disclosure documents prepared by the Company, any Purchaser or any Affiliate of either, (A) no such party shall issue any news release or other public notice or communication or otherwise make any disclosure to third parties concerning this Agreement or any Transaction Document or the transactions contemplated hereby or thereby without the prior consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), (B) no Purchaser shall issue any news release or other public notice or communication or otherwise make any disclosure to third parties concerning any non-public information or materials concerning or relating to the Company, including any Company Information, without the prior consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed) and (C) the Company shall not issue any news release or other public notice or communication or otherwise make any disclosure to third parties concerning any non-public information or materials concerning or relating to any Purchaser, including any Purchaser Information, without the prior consent of such Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed). Even in cases where such prior consent is not required, any such Purchaser, on the one hand, and the Company, on the other hand, shall promptly notify the other Party of such release in advance in order to provide a reasonable opportunity to the other Party to prepare a corresponding or other similar release or other action on a timely basis.

7.8 Transfer Taxes. All stamp, transfer, documentary, sales and use, value-added, excise, license, filing, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”) shall be borne equally by the Company, on the one hand, and Purchasers, on the other hand. Any Tax Returns and other documentation that must be filed with respect to Transfer Taxes shall be prepared and filed when due by the party primarily or customarily responsible under applicable local Law for the filing of such Tax Returns or other documentation, and such party shall use its commercially reasonable efforts to provide drafts of such Tax Returns and other documentation to the other party at least ten (10) Business Days prior to the due date for such Tax Returns and other documentation. Such other party shall remit its share of Transfer Taxes shown on such Tax Returns received at least five (5)

Business Days prior to the due date for such Tax Returns. Each party shall notify the other party if the first party receives any notice from a Governmental Authority with respect to Tax Returns filed pursuant to this Section 7.8 and the parties shall cooperate with each other in good faith to respond to any such notice or any other inquiry from a Governmental Authority.

7.9 Amendments, Supplements, Etc. This Agreement may be amended, supplemented or otherwise modified only by a writing signed by each Purchaser and the Company specifically referring to this Agreement. No term of this Agreement, nor performance thereof or compliance therewith, may be waived except by a writing signed by all of the Parties charged with giving such waiver.

7.10 Headings and Captions. The headings and captions in this Agreement are for reference purposes only and shall not affect the construction or interpretation of any provision of this Agreement.

7.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. Facsimiles, e-mail transmission of .pdf signatures or other electronic copies of signatures shall be deemed to be originals.

7.12 Governing Law; Jurisdiction; Venue.

(a) This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of New York (whether in Contract or in tort) without giving effect to the principles of conflicts of Law thereof, other than Section 5-1401 of the General Obligations Law thereunder.

(b) Each Purchaser and the Company hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State, City and County of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby. Each of the Purchasers and the Company irrevocably agrees that all claims in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby, or with respect to any such action or proceeding, shall be heard and determined in such a New York State or federal court, and that such jurisdiction of such courts with respect thereto shall be exclusive, except solely to the extent that all such courts shall lawfully decline to exercise such jurisdiction. Each of the Purchasers and the Company hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or in respect of any such transaction, that it is not subject to such jurisdiction. Each of the Purchasers and the Company hereby waives, and agrees not to assert, to the maximum extent permitted by Law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. Each of the Purchasers and the Company hereby consents to and grants any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.4 or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof.

(c) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.13 Further Assurances. After the Closing, each of the Parties agrees to execute and deliver such additional documents, certificates and instruments, and to perform such additional acts, as may be reasonably necessary or appropriate to carry out all of the provisions of this Agreement and to consummate all the transactions contemplated by this Agreement with respect to the Purchased Shares transferred at the Closing on the terms set forth herein.

7.14 Third-Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any other Person any rights or remedies hereunder.

7.15 Severability. Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by applicable Law.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company and each Purchaser have caused this Agreement to be duly executed and delivered as of the date first above written.

THE COMPANY:

AGILON HEALTH TOPCO, INC.

By:	/s/ Ravi Sachdev
Name: Ravi Sachdev
Title: President

[Signature Page to Investment Agreement]

PURCHASER:

[Executed by Morgan Stanley Investment Management Inc. on behalf of certain funds and accounts]

[Signature Page to Investment Agreement]